UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement.

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☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

GRAFTECH INTERNATIONAL LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GrafTech’s Board of Directors Issues Open Letter to Stockholders

GrafTech Files Definitive Proxy Materials for 2024 Annual Meetings of Stockholders

GrafTech Stockholders Urged to Vote “FOR” the Board-Recommended Nominees Using WHITE Proxy Card

BROOKLYN HEIGHTS, Ohio – April 2, 2024 – GrafTech International Ltd. (NYSE: EAF) (“GrafTech,” the “Company,” “we,” or “our”) today announced that it has filed its definitive proxy statement and WHITE proxy card with the Securities and Exchange Commission (the “SEC”) with respect to its 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 9, 2024. Stockholders of record as of the close of business on March 13, 2024 will be entitled to vote at the Annual Meeting. GrafTech’s Board of Directors (the “Board”) also issued a letter to the Company’s stockholders in connection with the filing. The full text of the letter follows.

April 2, 2024

Dear Fellow GrafTech Stockholders,

In advance of the upcoming Annual Meeting, you have an important decision to make regarding the composition of the Company’s Board that could impact the future of the Company and the value of your investment. Nilesh Undavia, a private investor, has nominated himself for election to the Board. The Board does not endorse his candidacy and urges you to vote “FOR” the nominees recommended by the Board (Ms. Debra Fine and Mr. Anthony R. Taccone) using the WHITE proxy card. The Board further urges you to DISCARD all blue proxy cards and materials sent to you by Mr. Undavia.

Your Board and the management team have taken decisive action in response to the cyclical downturn that pressured the price of your shares.

We operate in a highly cyclical industry and find ourselves in the challenging part of the cycle, both for our industry and for our business. The Company has been transparent in acknowledging that results have fallen short of expectations, as well as the underlying drivers and the actions we are taking in response. Under the Board’s direction following its careful strategic review of potential footprint rationalization and capital spending alternatives, the management team is executing a set of initiatives that will enable GrafTech to navigate the current headwinds and preserve our ability to capitalize on long-term growth opportunities when the inevitable market recovery occurs.

Notably, in 2023, we took actions to:

•	Actively manage production levels, commensurate with customer demand.
•	Reduce costs, resulting in a 10% decline in our period costs.
•	Manage working capital levels, resulting in a more than $100 million reduction in inventory levels and positive free cash flow for the year.
•	Proactively refinance our term loan due in February 2025, thereby extending our remaining debt maturities to December 2028.

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As market weakness continued, in February 2024, we announced further measures to optimize our manufacturing footprint and reduce costs that include:

•	Indefinitely suspending most production activities at our St. Marys facility, expecting to generate $15 million in annualized fixed cost savings.
•	Reducing our overhead structure, expecting to generate $10 million in selling and administrative expense savings.
•	Indefinitely idling certain other production assets, resulting in a proactive 12% reduction in our production capacity in response to weak market conditions.
•	Operating our remaining facilities at reduced levels to further manage working capital levels.
•	Reducing our anticipated 2024 capital expenditures by more than 25% compared to 2023.

The management team, with Board oversight, has been swift and effective in implementing these plans. While our competitors in the graphite electrode industry have also acknowledged near-term industry-wide headwinds, we were the first and, thus far, only industry participant to announce such definitive actions. This demonstrates our leadership position in the graphite electrode industry and the Board’s commitment to taking decisive actions in response to a challenging demand environment.

We recently announced that we have appointed Timothy Flanagan as our CEO. Since joining the Company, Mr. Flanagan has demonstrated strong leadership, helping to guide GrafTech throughout this pivotal period in the Company’s history. Notably, this includes leading the recent actions being taken in response to the cyclical downturn. Further, Mr. Flanagan brings over a decade of steel industry experience to the GrafTech CEO role. Prior to GrafTech, he held numerous leadership positions at Cleveland-Cliffs Inc., a flat-rolled steel producer and supplier of iron ore pellets, including serving as their Executive Vice President, Chief Financial Officer. Given Mr. Flanagan’s broad industry experience, leadership qualities and customer relationships, we are confident he is the right person to lead GrafTech in the execution of the Company’s plans to deliver long-term growth.

We are confident in our ability to restore revenue growth based on our compelling customer value proposition and competitive advantages.

From 2018 to 2023, GrafTech sold the majority of its graphite electrode volume under long term agreements (“LTAs”) with many of its largest customers. These contracts were structured by Brookfield, a private equity firm, when they owned GrafTech. Most of these LTAs will expire by the close of 2024. As our business continues to shift to a more spot-oriented commercial approach, we have embarked on a deliberate campaign to reinforce the importance of the partnership we have with our valued customers. Our executive management team, alongside our commercial team, has been investing significant time meeting with current and potential customers to demonstrate the importance of these relationships. Since the beginning of 2024 there have been a dozen meetings, representing more than 75% of our electrode sales volume in the Americas.

We are confident in our ability to meet the needs of our existing and prospective customers, now and in the future. To that end, we continue to take actions to enhance our customer value proposition and to further differentiate ourselves from our competition by:

•	Introducing new product offerings, as evidenced by our significant progress toward adding 800-millimeter super-sized graphite electrodes to our portfolio.

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•

Expanding the breadth of our ArchiTech® Furnace Productivity System, building upon our best-in-class customer technical service and support, where our personnel work side-by-side with furnace operators.

•	Broadening our range of contract terms that can be tailored to provide win-win solutions for our customers and our business.

Although our industry is cyclical, it has significant long-term tailwinds. Decarbonization is driving a transition in the global steel industry. Electric arc furnace (“EAF”) steelmaking generates substantially less carbon emissions than traditional methods and is increasing its share of total steel production. In addition, we anticipate the demand for petroleum needle coke and synthetic graphite, key raw materials used to produce lithium-ion batteries for the growing electric vehicle (“EV”) market, to expand significantly over the next decade.

Our focus on producing the highest quality graphite electrodes and meeting the needs of our customers, combined with our distinct competitive advantages, positions us well to capitalize on these trends.

At the same time, to further support revenue and profit growth, under the Board’s guidance, the management team is pursuing value-creating opportunities to participate in the development of a Western EV battery supply chain. GrafTech is uniquely positioned to participate in this space given our existing petroleum needle coke and synthetic graphite production capacity. Specific actions being taken include:

•	Filing a permit application to significantly expand production capacity at Seadrift, our petroleum needle coke manufacturing facility.
•	Testing needle coke with battery anode material producers.
•	Conducting pilot tests on graphitization capabilities in multiple locations.

Your Board is highly experienced, with members that collectively possess a diverse background of relevant and necessary skills needed to guide GrafTech into the future.

The Board is composed of experienced independent directors who bring track records of value creation. They have expertise in the steel industry, executive management, finance and accounting, commercial operations, strategic planning, mergers and acquisitions, and regulatory matters – all relevant to our strategy. Your Board is highly engaged. During 2023, the Board held 11 meetings, along with 20 meetings of its standing committees.

The Board unanimously recommends Ms. Fine and Mr. Taccone for election at the Annual Meeting.

Ms. Fine has over 30 years of experience as an institutional investor and a deep knowledge of capital markets, as the Chair and former CEO of Fine Capital Partners. Her experience includes over two decades of successfully leading multiple investments in the steel industry. Mr. Taccone has over 35 years of experience consulting to companies in the global steel industry and companies with interests in the steel industry, including suppliers, customers and investors.

In contrast, Mr. Undavia has no direct sector experience, no executive level management experience and no public board experience. He cites as his relevant board experience his tenure on the board of his children’s school and his condominium association. He did not provide any new or differentiated views with respect to GrafTech’s strategy. In fact, Mr. Undavia’s principal suggestion for how he could create value at GrafTech was to involve himself in the selection process of the next CEO, which has since been concluded.

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Mr. Undavia’s unfounded statements about our recent Board changes are also reasons for concern. The reduction in the number of directors aligned with the Board’s desire to downsize the Board, commensurate with the size of the business, and to reduce expense. Moreover, the current Board reflects substantial board refreshment, consistent with its strategy, as 75% of the Board’s current directors have been added since October 2021.

Mr. Undavia’s criticism of board compensation is also misplaced. The aggregate compensation paid to non-employee directors in 2023 declined from the amount paid in 2022 and is expected to decline further in 2024. In addition, the Board maintains a stock ownership policy, with all non-employee directors expected to be in compliance with the policy’s stated requirements.

Mr. Undavia has shown poor attention to detail and lack of thoroughness and judgment throughout his nomination process, which raises concerns about his suitability for the Board.

Mr. Undavia’s entire board selection process demonstrated a lack of concern and diligence about the importance of the selection process. He was not forthright in his submissions to the Board, which raised concerns about his credibility and trustworthiness. He also submitted multiple incorrect filings as part of his review process. Further, Mr. Undavia initially nominated five candidates to the Board when only two can stand for election. We had to inform him of this fact, after which he withdrew three of his candidates, settling on nominating himself and one other candidate. Moreover, his other candidate had significant issues in terms of her personal finances and being named as a defendant in numerous lawsuits. When Mr. Undavia was informed of these facts, he quickly withdrew her candidacy.

In contrast, your Board has demonstrated due care throughout the nomination process. Your Board values and welcomes the input of all stockholders and has engaged in many conversations with Mr. Undavia over the last several months. In fact, five members of the Board engaged in discussions with Mr. Undavia over the course of numerous hours, collectively, to attempt to understand his perspectives and to explore his candidacy.

Mr. Undavia’s skills are deficient relative to the Board-recommended candidates.

Mr. Undavia’s professional background is as a portfolio manager, with a focus on investments within the energy sector, and he now runs a small family office. In contrast, Ms. Fine, in addition to being a portfolio manager, has over 30 years of experience as an equity analyst, CEO and founder of an investment management firm. Her specific expertise is in cyclical industries and working with companies to provide the perspective of a shareholder in order to maximize shareholder value. She possesses deep knowledge of capital markets, financial statement analysis and shareholder communications.

Mr. Undavia contends to have familiarity with the steel industry. However, in contrast, Mr. Taccone has spent nearly his entire career in the global steel industry. Mr. Taccone’s experience encompasses over 35 years of helping steel and related companies develop and implement effective strategies and is widely considered by those inside and outside the industry to be a subject matter expert. In fact, in the open letter Mr. Undavia issued to GrafTech stockholders on March 12, 2024, he all but acknowledged Mr. Taccone’s deep knowledge of the global steel industry.

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The Board urges you to vote “FOR” the highly qualified and experienced Board-recommended nominees of Ms. Fine and Mr. Taccone, using the WHITE proxy card.

In summary, the Board has determined not to endorse Mr. Undavia for election as a director of the Company for numerous compelling reasons. Notably:

•	Mr. Undavia has no prior experience on a public company board.
•	Mr. Undavia lacks direct industry experience.
•	Mr. Undavia did not provide any new or differentiated views with respect to GrafTech’s strategy.
•	Mr. Undavia’s claim that he would be helpful in identifying CEO candidates was undermined by his abject failure to perform basic due diligence on his proposed co-nominee.
•	Mr. Undavia has shown poor attention to detail and lack of thoroughness and sound judgment.
•	Mr. Undavia was not forthright in his dealings with the Board.
•	Mr. Undavia’s skills are deficient relative to the Board-recommended candidates.

In contrast, your Board is highly experienced, with members that collectively possess a diverse background of relevant and necessary skills needed to guide GrafTech into the future. Further, your Board and management team are taking thoughtful, yet decisive actions to navigate the near-term environment while leaving the Company well-positioned to capitalize on long-term growth opportunities and deliver shareholder value.

For these reasons, the Board urges you to vote “FOR” the highly qualified and experienced Board-recommended nominees, Ms. Fine and Mr. Taccone, using the WHITE proxy card.

The Board also urges you to DISCARD all blue proxy cards and materials sent to you by Mr. Undavia. Further, stockholders should NOT sign, return or vote any blue proxy card sent to you by Mr. Undavia. Only the latest validly executed proxy card will count at the Annual Meeting.

Stockholders who have any questions or need assistance voting may contact GrafTech’s proxy solicitation firm, Mackenzie Partners, Inc. They can be reached toll-free at 800-322-2885 from the U.S. or Canada or +1-212-929-5500 from other countries.

Once again, we are grateful for your investment in GrafTech and ask for your continued support at the Annual Meeting.

Sincerely,

The GrafTech Board of Directors

About GrafTech

GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, with some of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.

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Cautionary Note Regarding Forward-Looking Statements

This may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, anticipated levels of capital expenditures and cost of goods sold, and guidance relating to adjusted EBITDA and free cash flow. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the proxy contest by Mr. Undavia and its outcome.

Additional factors are described in the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections in reports and statements filed by the Company with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

The Company has filed with the SEC a definitive proxy statement on Schedule 14A (the “Proxy Statement”), containing a form of WHITE proxy card, with respect to its solicitation of proxies for the Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at http://ir.graftech.com.

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Participants

GrafTech, its directors, including its director nominees, and certain of its executive officers and employees are participants in the solicitation of proxies with respect to the solicitation by the Company in connection with the Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Proxy Statement filed with the SEC on April 2, 2024, in the section entitled “Security Ownership of Certain Beneficial Owners and Management” (on page 28 and available here) and Appendix B (on page B-1 and available here). These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Contacts

Stockholders:

MacKenzie Partners, Inc.

800-322-2885 (toll-free from the U.S. or Canada)

+1-212-929-5500 (from other countries)

proxy@mackenziepartners.com

Investor Relations and Media:

Michael Dillon

GrafTech

216-676-2000

investor.relations@graftech.com

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